Exhibit 99.1

B2 Digital’s B2FS 161 to be Shot this Weekend Exclusively on iPhone 13 Pro Max with Full Production Release

TAMPA, FL, May 12, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series is headed for Cedar Rapids, Iowa, for more hard-hitting action in B2FS 161 this Saturday night. But this time, there’s a twist: the entire event will be shot exclusively on Apple iPhone 13 Pro Max mobile devices for the event.

What: B2 Fighting Series 161, Amateur and Professional LIVE MMA
Where: Double Tree by Hilton Convention Complex in Cedar Rapids, Iowa
When: Saturday, May 14. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Physical seats are available for live attendance and tickets can still be purchased at the door. Due to the promotional event, B2FS 161 will not be livestreamed over PPV or over the B2 Fighting Series apps on Amazon Fire TV or Apple TV. Instead, the Company is testing a new distribution process whereby a full production movie of the entire event will be released following the production process over social media.

Management notes that the iPhone 13 Pro Max has become a major innovation in the visual arts and media space, with a number of major productions now being shot exclusively using these devices, which are compact and even wearable, without sacrificing major production quality results. This device can be maneuvered in a way traditional large cameras cannot, allowing for more interesting angles and shots, or even gaining footage through strapping the phone onto performers (or cornermen, in this case), giving viewers new perspectives on the action.

B2FS 161 will feature two spectacular pro matchups and six fascinating amateur bouts between up-and-coming future stars. The main event of the evening pits Juan “And Only” Roman (5-2-0) in a 155 lbs. battle for respect and future status against Chance Beck (7-3-0), who comes off a first-round verbal submission victory in his last bout. Fans will also be treated to the B2FS Heavyweight Championship bout between Cody “The Macktrucck” Baker (4-2-0) and Quentin Campbell (4-4-0), who comes in on a streak, with two straight KO’s.

“This Saturday night, we will be mixing it up and trying out some new technology, a new production process, and a new angle on distribution of our tremendous content to spotlight the amazing raw MMA action that happens each week inside the B2 cage,” commented Greg P. Bell, Chairman and CEO of B2 Digital. “We are always excited to experiment with new processes, innovations, and technology. Apple’s new iPhone 13 Pro Max is a revolutionary device with some game-changing tech. It’s also a great night to capture that content. Our fight card is stacked in Iowa this weekend and will feature some incredible action.”

Don’t miss this amazing night! For tickets, head to www.b2fs.com.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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